Exhibit 99.1

           MCAFEE, INC. ANNOUNCES RESIGNATION OF PRESIDENT GENE HODGES

    SANTA CLARA, Calif., Jan. 10 /PRNewswire-FirstCall/ -- McAfee, Inc.
(NYSE: MFE), the leader in Intrusion Prevention and Security Risk Management, today announced that its President, Gene Hodges, has submitted his resignation from his position as President, effective immediately, to pursue the role of chief executive officer of Websense (Nasdaq: WBSN). Hodges' team will work directly with George Samenuk, chairman and chief executive officer.

    "Gene has been a valuable member of our team and McAfee would like to thank him for his leadership as well as the many contributions he has made to our business during his tenure," said Samenuk. "We wish Gene well in his future endeavors."

    About McAfee, Inc.

    McAfee, Inc., headquartered in Santa Clara, California, and the global leader in Intrusion Prevention and Security Risk Management, delivers proactive and proven solutions and service s that secure systems and networks around the world. With its unmatched security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector, and service providers with the ability to block attacks, prevent disruptions, and continuously track and improve their security. www.mcafee.com.

    NOTE: McAfee and VirusScan are registered trademarks or trademarks of McAfee, Inc. and/or its affiliates in the US and/or other countries. The color red in connection with security is distinctive of McAfee brand products. All other registered and unregistered trademarks herein are the sole property of their respective owners.

SOURCE  McAfee, Inc.
    -0-                             01/10/2006
    /CONTACT: media, Siobhan MacDermott, +1-408-346-3783, or mobile, +1-415-299-2945, or Siobhan_macdermott@mcafee.com, or investors, Kelsey Doherty, +1-646-728-1494, or mobile, +1-917-842-0334, or
Kelsey_doherty@mcafee.com, both of McAfee, Inc./
    /Web site:  http://www.mcafee.com/
    (MFE WBSN)